UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): July 31, 2024
Intellicheck, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-15465	11-3234779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Broadhollow Road, Suite 207, Melville, NY	11747
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (516) 992-1900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	IDN	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)

On July 31, 2024, the Board of Directors (the “Board”) of Intellicheck, Inc. (the “Company”) appointed Adam Sragovicz as the Company’s Chief Financial Officer effective September 1, 2024. The Company entered into an employee agreement (the “Employment Agreement”) pursuant to which Mr. Sragovicz’s first day of employment will be August 1, 2024 as Senior Vice President of Finance. As previously announced, the Company’s and the Company’s former Chief Financial Officer, Jeffrey Ishmael, entered into a Separation Agreement, pursuant to which Mr. Ishmael’s last day of employment will be August 31, 2024. Following Mr. Ishmael’s departure, Mr. Sragovicz will be the Company’s Chief Financial Officer.

Prior to joining the Company, Mr. Sragovicz was most recently Chief Financial Officer of Murphy Canyon Acquisition Corp., a blank check special purpose acquisition company, from October 2021 through its business combination with Conduit Pharmaceuticals Limited in September 2023, from which point he served as the Chief Financial Officer of the combined company, Conduit Pharmaceuticals, Inc., a clinical-stage specialty biopharmaceutical company, until May 2024. Mr. Sragovicz served as the Chief Financial Officer of Presidio Property Trust, Inc., a publicly traded real estate investment trust, from January 2018 until September 2023. He previously served as Senior Vice President, Finance of Presidio Property Trust, Inc. since May 2017. Before joining Presidio Property Trust, Inc., Mr. Sragovicz served as Treasurer of Encore Capital Group, a publicly traded debt buyer, from 2011 to 2017, where he was responsible for global capital raising, foreign exchange risk management and cash management. Mr. Sragovicz has also held capital markets, finance, and treasury management positions with KPMG, Union Bank of California / MUFG and Bank of America Merrill Lynch. Mr. Sragovicz is the past Director of the Yale Alumni Schools Committee in San Diego and previously sat on the board of Congregation Adat Yeshurun. Mr. Sragovicz served on the board of directors of Murphy Canyon Acquisition Corp. from December 2021 until the consummation of its business combination in September 2023. Mr. Sragovicz is a graduate of Yale University with a Bachelor of Arts degree in Soviet and Eastern European Studies, with a concentration in Economics.

Mr. Sragovicz’s employment agreement (“Employment Agreement”) provides for a base salary of $357,500 per year. The Employment Agreement also provides for participation in Company employee benefits programs, receipt of certain relocation benefits, and certain potential annual incentive compensation awards. For the remainder of 2024, Mr. Sragovicz may earn an additional amount of 60% of base salary prorated for the actual term of employment based on achievement of revenue targets set by the Board of Directors and goals identified by the CEO. Upon Mr. Sragovicz promotion to Chief Financial Officer on September 1, 2024, he will be granted options to purchase 91,228 shares of the Company’s common stock under the Company’s 2015 Omnibus Incentive Plan, as amended, with the exercise price set as of the close of business on the first date of employment as Chief Financial Officer with half of the options vesting on year following such date and the remaining vesting in equal portions on a quarterly basis over the following two years. The Employment Agreement provides for a severance payment of six months of annual base salary and six months of Company-paid COBRA benefits upon certain qualifying terminations of employment within Mr. Sragovicz’s first year of employment and a severance payment of twelve months of annual base salary and twelve months of Company-paid COBRA benefits upon certain qualifying terminations of employment following the anniversary of Mr. Sragovicz’s first date of employment, conditioned upon Mr. Sragovicz’s execution of a separation agreement, including a full waiver and release of claims in favor of the Company. The Employment Agreement also contains standard provisions for confidentiality, non-solicitation and non-disparagement and covering the development of any intellectual property while employed by the Company.

Mr. Sragovicz has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Sragovicz has no family relationship with any of the executive officers or directors of the Company. There were neither any arrangements nor any understandings between Mr. Sragovicz and any other person pursuant to which he was to be appointed as an officer of the Company.

The foregoing description of Mr. Sragovicz’s Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

On August 6, 2024, the Company issued a press release announcing the appointment of Mr. Sragovicz as Chief Financial Officer. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
9.01 Exhibits

99.1	Press Release of Intellicheck, Inc. dated August 6, 2024

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2024	INTELLICHECK, INC.

	By:	/s/ Bryan Lewis
	Name:	Bryan Lewis
	Title:	President, Chief Executive Officer